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                         October 6, 2022

       Donald Wayne
       General Counsel
       Quanta Services, Inc.
       2800 Post Oak Boulevard
       Houston, Texas 77056

                                                        Re: Quanta Services,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed on April 14,
2022
                                                            File No. 001-13831

       Dear Donald Wayne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Ryan Maierson